EXHIBIT 10.149

                        EMPLOYMENT AGREEMENT

     This Agreement is made and entered into as of March 31, 1995 by and between The Charles Schwab Corporation, a Delaware Corporation (hereinafter referred to as the "Company"), and Charles R. Schwab, an individual hereinafter referred to as the "Executive") effective March 31, 1995.

WITNESSETH:

     WHEREAS, the Company desires to reward the Executive for his continuing contribution to the Company and provide additional security for the Executive and to provide an inducement to the Executive to remain with the Company and not to engage in competition with it.

     NOW THEREFORE, in consideration of the mutual obligations herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.     EMPLOYMENT

     (a) The Company hereby employs the Executive to render services to the Company in the positions of Chairman of the Board and Chief Executive Officer, in the capacity defined in the By-laws of the Company, as may be amended from time to time. The Executive shall perform such duties commensurate with his position and shall have full authority and responsibility, subject to the control of the Board of Directors, for the overall strategic direction, management, and leadership of the Company.

     (b) Throughout the term of this Agreement, the Executive shall devote his full business time and undivided attention to the business and affairs of the Company and its subsidiaries, except for reasonable vacations and except for illness or incapacity, but nothing in the Agreement shall preclude the Executive from devoting reasonable periods required for serving, as appropriate, on Boards of Directors of other companies, and from engaging in charitable and public service activities provided such activities do not materially interfere with the performance of his duties and responsibilities under this Agreement.

2.     TERM

This Agreement shall commence on March 31, 1995, and shall continue through March 31, 2000, subject to the terms and conditions herein set forth. Beginning on March 31, 1996, and on each subsequent anniversary of this date, one year shall be added to the term of the Agreement, unless, prior to such anniversary, the Company or the Executive has notified the other party hereto that such extension will not become effective.

3.     COMPENSATION

For services rendered by the Executive during the term of this Agreement, and for his performance of all additional obligations of employment, the Company agrees to pay the Executive and the Executive agrees to accept the following salary, other compensation, and benefits:

     (a) Base Salary. During the term of this Agreement, the Company shall pay the Executive in periodic installments, a base salary at the annual rate of $800,000, such base salary to be reviewed on March 31, 1996, and on each subsequent anniversary, taking into account, among other things, individual performance, competitive practice, and general business conditions.

     (b)     Annual Incentive.  In addition to the base salary provided in
Section 3(a) above, the Executive shall be eligible to receive an annual incentive award based upon the Company's attainment of pre-established performance targets relative to specified performance standards. The performance standards upon which annual incentive payments will be earned shall be defined to include consolidated pretax profit margin (defined as net income before taxes, divided by net revenue) and annual net revenue percentage growth of the Company.

For each fiscal year during the term of this Agreement, the Executive's incentive opportunity shall be computed as the amount of total cash compensation earned pursuant to the formula-based matrix, which shall be adopted each year by the Compensation Committee of the Board of Directors of the Company, minus the Executive's actual base salary paid during that year. For the 1995 fiscal year, the target total annual cash compensation amount (including base salary) is $3,500,000; therefore, the incentive target is $2,700,000 for achieving specified pretax profit margin and revenue growth objectives.

The formula-based matrix, as amended at the sole discretion of the Board of Directors, shall be the sole basis for determining the Executive's annual incentive award. For each calendar year for which this Agreement is in effect, beginning with the calendar year 1996, the interior values in the formula-based matrix shall be increased by a fraction, based on the U.S. Consumer Price Index (for all consumers, as published by the Bureau of Labor Statistics); provided that no interior value shall be increased above $12 million. The fractional increase shall be the CPI for that year divided by the CPI for calendar year 1995. The Compensation Committee of the Board shall annually review and approve the performance standards and targets with respect to the Executive's incentive opportunity, which review and approval shall be completed no later than the 90th day of the Company's fiscal year for which such incentive opportunity may be earned.

     (c) Long-Term Incentive. The Executive will be considered for stock options in accordance with the Company's 1992 Stock Incentive Plan, as amended, or any successor thereto ("Stock Option Program") and any other long-term incentives offered to other executives of the Company from time to time during the term of this Agreement.

     (d) Benefits. The Executive shall be entitled to participate, as long as he is an employee of the Company, in any and all of the Company's present or future employee benefit plans, including without limitation pension plans, thrift and savings plans, insurance plans, and other benefits that are generally applicable to the Company's executives; provided, however, that the accrual and/or receipt by the Executive of benefits under and pursuant to any such present or future employee benefit plan shall be determined by the provisions of such plan.

     (e) Perquisites. The Executive will be provided such additional perquisites as are customary for senior level executives of the Company provided that each perquisite is approved by the Board of Directors.

     (f) Business Expenses. The Executive will be reimbursed for all reasonable expenses incurred in connection with the conduct of the Company's business upon presentation of evidence of such expenditures, including but not limited to travel expenses incurred by the Executive in the performance of his duties, security for the Executive, his family, and principal residence, professional organization dues, and club initiation fees, dues and expenses.

     (g) Any annual incentive award earned by Executive under this Section 3 shall be paid as soon as reasonably practical after the end of the Company's fiscal year end; provided, however, that if any such payment would be nondeductible to the Company under Internal Revenue Code Section 162(m), then any nondeductible amounts shall be deferred from year to year until the payment of such amounts is deductible by the Company.

4.     TERMINATION OF EMPLOYMENT

     (a) Resignation. Notwithstanding Section 2 hereof, this Agreement may be terminated by the Executive at any time upon six (6) months written notice of resignation by the Executive to the Company, and in such event any payments pursuant to Section 3 and 4 of this Agreement shall automatically terminate (except for the Company's obligations relating to voluntary termination under its compensation and benefit plans, as specified in the various plan documents, and the Executive's obligations set forth in Section
5).  Subsequent payments may be made to the Executive as provided pursuant to
Section 6 of this Agreement.

     (b) Termination by the Company Other Than for Cause. Termination of executive by the Company other than for Cause, as defined in Section 4(c) below, shall cause the Company to make payments to the Executive hereunder pursuant to the provisions of this Section 4(b). Such a termination shall require at least sixty (60) business days' prior notice and must be signed by at least three-fourths (3/4) of all the non-employee members of the Board of Directors.

Notwithstanding anything to the contrary contained in the Stock Option Program or any agreement or document related thereto, the Executive's total outstanding and unvested shares and/or options under the Stock Option Plan shall at the date of termination be deemed to be 100% vested. No further grants of stock or options shall be made under the Plan after such termination.

With respect to base salary and annual incentive compensation, the Company's obligation shall be to pay the Executive, according to the terms of this Agreement and for a period of thirty-six (36) months, an amount equal to the annual salary and incentive paid to the Executive [at the bonus level for the year prior to which such termination occurs unless performance of the Company as defined in the matrix referenced in Section 3(b) is better in the year of termination, in which event such bonus shall be based on the matrix calculation as described in Section 3(b)], such annual amounts to be paid in equal monthly installments.

During the 36-month severance payment period, the Executive shall be entitled to all payments, benefits and perquisites as provided for in this Agreement, and office space and secretarial support comparable to that provided to the Executive during his employment by the Company. The Executive shall be entitled to all payments and benefits as provided for in this Section for a period of thirty-six (36) months.

If the Board of Directors fails to reelect the Executive to a position comparable to that described in Section 1(a) of this Agreement or, without terminating the Executive's employment, removes the Executive from his position for reasons other than Cause, substantively reduces the Executive's duties and responsibilities, reduces his pay and/or benefits, forces relocation, or requires excessive travel, then the Executive may, by notice to the Company, treat such action or removal as a termination of the Executive by the Company pursuant to this Section 4(b).

In the event of the Executive's death before the completion of the payments pursuant to this Section 4(b), the remaining payments hereunder shall be made to the beneficiary or beneficiaries designated by the Executive to the Company in writing or, absent such a designation, to his estate.

     (c) Termination by the Company for Cause. The Company may terminate the Executive's employment for Cause if the Executive has committed a felonious act, or the Executive, in carrying out his duties hereunder has been willfully and grossly negligent or has committed willful and gross misconduct resulting, in either case, in material harm to the Company. An act or omission shall be deemed "willful" only if done, or omitted to be done, in bad faith and without reasonable belief that it was in the best interest of the Company. In the event of termination of the Executive by the Company for Cause, the Executive shall no longer be entitled to receive any payments or any other rights or benefits under this Agreement.

     (d) Disability. In the event the Executive's employment terminates due to total and permanent disability (for the purposes of this Agreement "disability" shall have the same meaning as applies under the Company's Long-Term Disability Plan), he will continue to receive the same base salary and benefits which he was receiving prior to such disability for 36 months, offset by payments under the Company's Long-Term Disability Plan. In addition, he shall receive a pro-rated annual incentive payment for the year in which his employment is terminated, based on the formula described in Section 3(b).

     (e) Death. In the event of the death of the Executive during the term of this Agreement, the rights and benefits under employee benefit plans and programs of the Company, including life insurance, will be determined in accordance with the terms and conditions of such plans and programs as in effect on his date of death. In such event, the Company shall pay in a lump sum to the Executive's estate an amount equal to five times the then current rate of the Executive's base salary, and no further payments shall be required pursuant to this Agreement.

     (f) Change in Control. In the event of a change in control of the Company, as set forth below, the Executive may at any time and in his complete discretion during a 24-month period following a change in control, elect to terminate his employment with the Company. For purposes of this Agreement, a "change in control" shall mean a change in ownership of the Company that would be required to be reported in response to Item 1(a) of a Current Report on Form 8-K pursuant to the Securities and Exchange Act of 1934 ("Exchange Act"), as in effect on the date hereof, except that any merger, consolidation or corporate reorganization in which the owners of the capital stock entitled to vote in the election of directors of the Employer or the Company ("Voting Stock") prior to said combination, own 75% or more of the resulting entity's Voting Stock shall not be considered a change in control for the purposes of this Agreement; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company is or becomes the beneficial owners (as that is used in Section 13(d) of the Exchange Act), directly or indirectly, of 30% or more of the Voting Stock of the Company or its successor; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company ("Incumbent Board") cease for any reason to constitute at least a majority thereof; provided, however, that any person becoming a director of the Company after the beginning of the period whose election was approved by a vote of at least three-quarters of the directors comprising the incumbent Board shall, for the purposes hereof, be considered as though he were a member of the incumbent Board; or (iii) there shall occur the sale of all or substantially all of the assets of the Company. Notwithstanding anything in the foregoing to the contrary, no change in control of the Company shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in the Executive, or a group of persons which includes the Executive acquiring, directly or indirectly, more than 30 percent of the combined voting power of the Company's outstanding securities. If any of the events constituting a change in control shall have occurred during the term hereof, the Executive shall be entitled to the privilege provided in subparagraph (f) herein to terminate his employment. Any termination by the Executive pursuant to this Section shall be communicated by a written "Notice of Termination."

If, following a change in control, the Executive shall for any reason voluntarily terminate his employment during the 24-month period following a change in control, then the Company shall pay base salary up to the date of termination and a prorated annual incentive award based on the calculated bonus for the year in which termination occurred, as defined in Section 3(b), in a lump sum on the thirtieth (30th) day following the Date of Termination.

5.     COVENANT NOT TO COMPETE

     (a) As a material inducement to the Company's entering into this Agreement, the Executive agrees that during the term of this Agreement, he will not become associated with, render service to or engage in any other business competitive with any existing or contemplated business of the Company or its subsidiaries, except that the Executive may serve as a member of the board of directors of other companies or organizations, provided that he provides written notice to the Board of each significant activity, and that he will do nothing inconsistent with his duties and responsibilities to the Company.

     (b) If the Executive voluntarily resigns from the employ of the Company prior to the expiration of the term of this Agreement, he specifically agrees that for a period of five (5) years commencing with the date of his voluntary resignation he will not engage in or perform any services either on a full-time or a part-time or on a consulting or advisory basis for any business organization that is in competition with the Company at the time such services are being performed by Executive, with the exception that this
Section 5(b) shall not apply in the event the Executive resigns voluntarily following a change in control of the Company as defined in Section 4(f).

     (c) The Executive will not at any time, whether while employed by the Company or after voluntary or involuntary termination or after retirement, reveal to any person, firm or entity any trade or business secrets or confidential, secret, or privileged information about the business of the Company or its subsidiaries or affiliates except as shall be required in the proper conduct of the Company's business.

6.     CONSULTING ARRANGEMENT

Following a voluntary termination of employment pursuant to Section 4(a) and 4(f), or an involuntary termination subsequent to a change in control of the Company, for any reason but during a 24-month period following a change in control as defined in Section 4(f), after the Executive ceases to render services as the Chief Executive Officer, he may in his sole discretion elect to act as a consultant to the Company for a period of five (5) years. During this period of consulting services, the Executive shall, at reasonable times and places, taking into account any other employment or activities he may then have, hold himself available to consult with and advise the officers, directors, and other representatives of the Company. As compensation therefore, the Executive shall be entitled to receive, and Company shall pay, an annual amount equal to seventy-five percent (75%) of his annual base salary rate in effect immediately prior to his termination of employment, but in no event an annual amount to exceed $1,000,000, for each year of such period, payable in equal monthly installments.

7.     WITHHOLDING

All amounts payable hereunder which are or may become subject to withholding under pertinent provisions of law or regulation shall be reduced for applicable income and/or employment taxes required to be withheld.

8.     MISCELLANEOUS

     (a) This Agreement supersedes any prior agreements or understandings, oral or written, with respect to employment of the Executive and constitutes the entire Agreement with respect thereto; provided, however, that nothing contained herein shall supercede that certain Assignment and License Agreement entered into as of March 31, 1987, as amended. This Agreement cannot be altered or terminated orally and may be amended only by a subsequent written agreement executed by both of the parties hereto or their legal representatives, and any material amendment must be approved by a majority of the voting shareholders of the Company.

     (b) This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     (c) This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. In that this constitutes a personal service agreement, it may not be assigned by the Executive and any attempted assignment by the Executive in violation of this covenant shall be null and void.

     (d) For the purpose of this Agreement, the phrase "designated beneficiary or beneficiaries" shall include the estates of such beneficiaries in the event of their death before the receipt of all payments under this Agreement and shall also include any alternate or successor beneficiaries designated in writing to the Company by the Executive.

     (e) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions, which shall remain in full force and effect.

     (f) The Section and Paragraph headings contained herein are for reference purposes only and shall not in any way affect the meanings or interpretation of this Agreement.

     (g) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgement may be entered on the arbitrators award in any court having jurisdiction. The expense of such arbitration shall be borne by the Company.

     (h) Any notices, requests or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.


     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


                                Company:
ATTEST                          THE CHARLES SCHWAB CORPORATION


By:  /s/ Mary B. Templeton      By:  /s/ Luis E. Valencia
     ---------------------            ------------------------------
     Corporate Secretary
                             Title:  Executive Vice President - Human Resources
                                     ------------------------------------------

                         Executive:  /s/ Charles R. Schwab
                                     ------------------------------
                                     Charles R. Schwab